Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Stefan Chkautovich, CFO
October 23, 2023	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR FIRST QUARTER OF FISCAL 2024;

DECLARES QUARTERLY DIVIDEND OF $0.21 PER COMMON SHARE;

CONFERENCE CALL SCHEDULED FOR TUESDAY, OCTOBER 24, AT 9:30 AM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income for the first quarter of fiscal 2024 of $13.2 million, an increase of $3.5 million or 36.9%, as compared to the same period of the prior fiscal year. The increase was due to increases in net interest income and noninterest income paired with a lower provision for credit loss (“PCL”) expense, partially offset by an increase in noninterest expense. Preliminary net income was $1.16 per fully diluted common share for the first quarter of fiscal 2024, an increase of $0.12 as compared to $1.04 per fully diluted common share reported for the same period of the prior fiscal year.

Highlights for the first quarter of fiscal 2024:

●	Earnings per common share (diluted) were $1.16, up $0.12, or 11.5%, as compared to the same quarter a year ago, and down $0.21, or 15.3% from the fourth quarter of fiscal 2023, the linked quarter.

●	Annualized return on average assets (“ROA”) was 1.20%, while annualized return on average common equity (“ROE”) was 11.7%, as compared to 1.16% and 11.7%, respectively, in the same quarter a year ago, and 1.44% and 14.1%, respectively, in the fourth quarter of fiscal 2023, the linked quarter.

●	Net interest margin for the quarter was 3.44%, down from the 3.65% reported for the year ago period, and down from 3.60% reported for the fourth quarter of fiscal 2023, the linked quarter. Net interest income increased $6.9 million, or 24.2%, as compared to the same quarter a year ago, and decreased $824,000, or 2.3%, as compared to the fourth quarter of fiscal 2023, the linked quarter.

●	Noninterest expense was up 40.1% for the quarter, as compared to the year ago period, primarily as a result of the Citizens merger, and down 4.7% from the fourth quarter of fiscal 2023, the linked quarter. In the current quarter, charges attributable to the merger activity totaled $134,000, as compared to $169,000 in the same quarter a year ago, and as compared to $829,000 in the fourth quarter of fiscal 2023, the linked quarter.

●	Gross loan balances increased by $80.8 million during the first quarter 2024, and increased by $723.1 million over the prior twelve months, which included a $447.4 million increase, net of fair value adjustment, attributable to the Citizens merger, which closed during the third quarter of fiscal year 2023.

●	Deposit balances increased by $115.6 million during the first quarter 2024, and increased by $990.1 million over the prior twelve months, which included an $851.1 million increase, net of fair value adjustments, attributable to the Citizens merger during the third quarter of the fiscal 2023. Uninsured deposits, excluding public unit funds which are collateralized, were estimated at 14.1% of total deposits as of September 30, 2023.

Dividend Declared:

The Board of Directors, on October 17, 2023, declared a quarterly cash dividend on common stock of $0.21, payable November 30, 2023, to stockholders of record at the close of business on November 15, 2023, marking the 118th consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, October 24, 2023, at 9:30 a.m., central time. The call will be available live to interested parties by calling 1-833-470-1428 in the United States, or 1-929-526-1599 from all other locations. Participants should use participant access code 243175. Telephone playback will be available beginning one hour following the conclusion of the call through October 29, 2023. The playback may be accessed in the United States by dialing 1-866-813-9403, or 1-929-458-6194 from all other locations, and using the conference passcode 239709.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first three months of fiscal 2024, with total assets of $4.5 billion at September 30, 2023, reflecting an increase of $109.8 million, or 2.5%, as compared to June 30, 2023. Growth primarily reflected an increase in net loans receivable and cash and cash equivalents.

Cash equivalents and time deposits were a combined $89.2 million at September 30, 2023, an increase of $34.0 million, or 61.5%, as compared to June 30, 2023. AFS securities were $405.2 million at September 30, 2023, down $12.4 million, or 3.0%, as compared to June 30, 2023, attributable to normal principal repayments.

Loans, net of the allowance for credit losses (“ACL”), were $3.7 billion at September 30, 2023, increasing by $79.5 million, or 2.2%, as compared to June 30, 2023. The Company noted growth in drawn construction loan balances and commercial loans. Residential real estate loans were little changed as growth in loans secured by single family residences were offset by paydowns in loans secured by multifamily property. Commercial loan balances increased as the Company experienced seasonal draws on agriculture lines and modest growth in commercial and industrial loans.

The Bank’s concentration in non-owner occupied commercial real estate is estimated at 324.1%of Tier 1 capital and ACL on September 30, 2023, as compared to 330.2% as of June 30, 2023, the linked quarter end, with these loans representing 40.8% of total loans at September 30, 2023. Multi-family residential real estate, hospitality (hotels/restaurants), retail stand-alone, and strip centers are the most common collateral types within the non-owner occupied commercial real estate portfolio. The multi-family residential real estate portfolio commonly includes loans collateralized by properties currently in the low-income housing tax credit (LIHTC) program or having exited the program. The hospitality and retail stand-alone segments include primarily franchised businesses, and the strip centers can be defined as non-mall shopping centers with a variety of tenants. Non-owner occupied office property types included 55 loans totaling $29.7 million, or 0.8% of total loans at September 30, 2023, none of which are adversely classified, and are generally comprised of smaller spaces with diverse tenants. The Company continues to monitor this concentration and the individual segments closely.

Loans anticipated to fund in the next 90 days totaled $158.2 million at September 30, 2023, as compared to $134.8 million at June 30, 2023, and $229.6 million at September 30, 2022.

Nonperforming loans were $5.7 million, or 0.16% of gross loans, at September 30, 2023, as compared to $7.7 million, or 0.21% of gross loans at June 30, 2023. Nonperforming assets were $10.8 million, or 0.24% of total assets, at September 30, 2023, as compared to $11.3 million, or 0.26% of total assets, at June 30, 2023. The net change in nonperforming assets was attributable to a decrease of $1.9 million in nonperforming loans, partially offset by a net increase of $1.4 million in other real estate owned.

Our ACL at September 30, 2023, totaled $49.1 million, representing 1.33% of gross loans and 856% of nonperforming loans, as compared to an ACL of $47.8 million, representing 1.32% of gross loans and 625% of nonperforming loans, at June 30, 2023. The Company has estimated its expected credit losses as of September 30, 2023, under ASC 326-20, and management believes the ACL as of that date is adequate based on that estimate. There remains, however, significant economic uncertainty as the Federal Reserve has significantly tightened monetary policy to address inflation. Management continues to closely monitor, in particular, borrowers in the hotel industry that were slow to recover from the COVID-19 pandemic.

Total liabilities were $4.0 billion at September 30, 2023, an increase of $102.0 million, or 2.6%, as compared to June 30, 2023.

Deposits were $3.8 billion at September 30, 2023, an increase of $115.6 million, or 3.1%, as compared to June 30, 2023. The deposit portfolio saw increases in certificates of deposits and savings accounts, as customer willingness to move balances into time deposits continued to increase in the higher rate environment, and as depositors responded to special rates offered during the quarter. Public unit balances totaled $544.9 million at September 30, 2023, a decrease of $33.7 million compared to June 30, 2023. Brokered deposits totaled $223.0 million at September 30, 2023, an increase of $63.3 million compared to June 30, 2023. The loan-to-deposit ratio for the first quarter of fiscal 2024 was 96.3%, as compared to 97.1% for the linked quarter. The table below illustrates changes in deposit balances by type over recent periods:

Summary Deposit Data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2023	2023	2023	2022	2022

Non-interest bearing deposits	$583,353	$597,600	$618,598	$447,621	$417,233
NOW accounts	1,231,005	1,328,423	1,430,019	1,171,388	1,176,629
MMDAs - non-brokered	415,115	439,652	448,616	351,491	330,079
Brokered MMDAs	20,272	13,076	6	9,115	6,002
Savings accounts	313,135	282,753	304,663	247,679	263,767
Total nonmaturity deposits	2,562,880	2,661,504	2,801,902	2,227,294	2,193,710

Certificates of deposit - non-brokered	1,075,563	917,489	855,436	678,371	646,463
Brokered certificates of deposit	202,683	146,547	97,855	100,110	10,840
Total certificates of deposit	1,278,246	1,064,036	953,291	778,481	657,303

Total deposits	$3,841,126	$3,725,540	$3,755,193	$3,005,775	$2,851,013

Public unit nonmaturity accounts	$491,868	$523,164	$584,400	$474,646	$479,778
Public unit certficates of deposit	52,989	55,344	52,212	49,391	41,117
Total public unit deposits	$544,857	$578,508	$636,612	$524,037	$520,895

FHLB advances were $114.0 million at September 30, 2023, a decrease of $19.5 million, or 14.6%, from June 30, 2023, as the Company utilized deposit growth to repay all FHLB overnight borrowings outstanding as of the prior fiscal year end.

The Company’s stockholders’ equity was $453.9 million at September 30, 2023, an increase of $7.9 million, or 1.8%, as compared to June 30, 2023. The increase was attributable primarily to earnings retained after cash dividends paid, partially offset by a modest increase in accumulated other comprehensive losses (“AOCL”) as the market value of the Company’s investments declined due to increases in market interest rates. The AOCL increased from $21.9 million at June 30, 2023, to $25.2 million at September 30, 2023. The Company does not hold any securities classified as held-to-maturity.

Quarterly Income Statement Summary:

The Company’s net interest income for the three-month period ended September 30, 2023, was $35.4 million, an increase of $6.9 million, or 24.2%, as compared to the same period of the prior fiscal year. The increase was attributable to a 31.6% increase in the average balance of interest-earning assets in the current three-month period, as compared to the same period a year ago, partially offset by a 21 basis point decrease in net interest margin from 3.65% to 3.44%.

Loan discount accretion and deposit premium amortization related to the Company’s May 2020 acquisition of Central Federal Savings & Loan Association, the February 2022 merger of Fortune Bank, and the January 2023 acquisition of Citizens Bank & Trust resulted in $1.7 million in net interest income for the three-month period ended September 30, 2023, as compared to $520,000 in net interest income for the same period a year ago. Combined, this component of net interest income contributed 16 basis points to net interest margin in the three-month period ended September 30, 2023, as compared to a seven basis point contribution for the same period of the prior fiscal year, and as compared to a 16 basis points contribution in the linked quarter ended June 30, 2023, when net interest margin was 3.60%.

The Company recorded a PCL of $900,000 in the three-month period ended September 30, 2023, as compared to a PCL of $5.1 million in the same period of the prior fiscal year. The current period PCL was the result of a $1.6 million provision attributable to the ACL for loan balances outstanding, partially offset by a recovery of $670,000 in provision attributable to the allowance for off-balance sheet credit exposures. The Company’s assessment of the economic outlook at September 30, 2023, was little changed as compared to the assessment as of June 30, 2023. Qualitative adjustments in the Company’s ACL model were slightly decreased based on a reduced pace of loan growth. The Company increased adjustments related to classified hotel loans that have been slow to recover from the COVID-19 pandemic and modestly decreased the ACL attributable to other individually identified loans. As a percentage of average loans outstanding, the Company recorded net charge offs of 0.03% (annualized) during the current period, up slightly from the same period of the prior fiscal year.

The Company’s noninterest income for the three-month period ended September 30, 2023, was $5.9 million, an increase of $339,000, or 6.1%, as compared to the same period of the prior fiscal year. In the current period, increases in bank card interchange income, earnings on bank owned life insurance, and the addition of trust and wealth management services from the Citizens merger were partially offset by decreases in gains realized on the sale of residential real estate loans originated for that purpose, loan servicing fees, and other loan fees. Interchange revenue has increased as compared to the year ago period as a result of the Citizens merger. Fee income from the origination of residential real estate loans for sale on the secondary market was down 52% as compared to the year ago period, as both refinancing and purchase activity declined due to the increase in market interest rates, resulting in a decrease to both gains on sale of these loans and recognition of new mortgage servicing rights.

Noninterest expense for the three-month period ended September 30, 2023, was $23.7 million, an increase of $6.8 million, or 40.1%, as compared to the same period of the prior fiscal year. In the current quarter, this increase in noninterest expense was attributable primarily to increases in compensation and benefits, data processing fees, occupancy expenses, and other noninterest expenses. The increase in compensation and benefits as compared to the prior year period was primarily due to increased headcount resulting from the Citizen merger, and a trend increase in legacy employee headcount, as well as annual merit increases. Occupancy expenses increased primarily due to facilities added through the Citizens merger, and other equipment purchases. Other noninterest expenses increased primarily due to expenses related to the increase in FDIC deposit insurance premiums and electronic banking expenses.

The efficiency ratio for the three-month period ended September 30, 2023, was 57.5%, as compared to 49.7% in the same period of the prior fiscal year. The change is attributable to noninterest expense growing faster than revenues which compressed the efficiency ratio.

The income tax provision for the three-month period ended September 30, 2023, was $3.5 million, an increase of 42.7%, as compared to the same period of the prior fiscal year, primarily due to the increase of net income before income taxes. The effective tax rate was 21.0% as compared to 20.3% in the same quarter of the prior fiscal year.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the remaining effects of the COVID-19 pandemic on general changes in economic conditions, either nationally or in the Company’s market and lending areas; expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention and labor shortages, might be greater than expected; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and the possibility of a recession whether caused by Federal Reserve actions or otherwise; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; monetary and fiscal policies of the FRB and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; fluctuations in real estate values and both residential and commercial real estate markets, as well as agricultural business conditions; demand for loans and deposits; legislative or regulatory changes that adversely affect our business; the transition from LIBOR to new interest rate benchmarks; natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates; changes in accounting principles, policies, or guidelines; results of regulatory examinations, including the possibility that a regulator may, among other things, require an increase in our reserve for loan losses or write-down of assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. The Company wishes to advise readers that the factors listed above and other risks described in the Company’s most recent Annual Report on Form 10-K, including, without limitation, those described under “Item 1A. Risk Factors,” and Quarterly Reports on Form 10-Q and other documents filed or furnished from time to time by the Company with the SEC (and are available on our website at www.bankwithsouthern.com and on the SEC’s website at www.sec.gov) could affect the Company’s financial performance and cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2023	2023	2023	2022	2022

Cash equivalents and time deposits	$89,180	$55,220	$115,791	$55,143	$49,736
Available for sale (AFS) securities	405,198	417,554	429,798	231,389	235,116
FHLB/FRB membership stock	19,960	20,601	16,346	12,821	19,290
Loans receivable, gross	3,699,679	3,618,898	3,480,204	2,995,019	2,976,609
Allowance for credit losses	49,122	47,820	45,685	37,483	37,418
Loans receivable, net	3,650,557	3,571,078	3,434,519	2,957,536	2,939,191
Bank-owned life insurance	72,144	71,684	71,202	49,074	49,024
Intangible assets	80,117	81,245	81,801	34,632	35,075
Premises and equipment	94,717	92,397	92,343	67,453	70,550
Other assets	58,160	50,432	50,866	42,542	46,861
Total assets	$4,470,033	$4,360,211	$4,292,666	$3,450,590	$3,444,843

Interest-bearing deposits	$3,244,348	$3,127,940	$3,136,595	$2,558,154	$2,433,780
Noninterest-bearing deposits	596,778	597,600	618,598	447,621	417,233
FHLB advances	114,026	133,514	45,002	61,489	224,973
Other liabilities	37,834	31,994	32,732	23,267	19,389
Subordinated debt	23,118	23,105	23,092	23,080	23,068
Total liabilities	4,016,104	3,914,153	3,856,019	3,113,611	3,118,443

Total stockholders’ equity	453,929	446,058	436,647	336,979	326,400

Total liabilities and stockholders’ equity	$4,470,033	$4,360,211	$4,292,666	$3,450,590	$3,444,843

Equity to assets ratio	10.15%	10.23%	10.17%	9.77%	9.48%

Common shares outstanding	11,336,462	11,330,462	11,330,712	9,229,151	9,229,151
Less: Restricted common shares not vested	49,676	50,510	50,760	41,270	41,270
Common shares for book value determination	11,286,786	11,279,952	11,279,952	9,187,881	9,187,881

Book value per common share	$40.22	$39.54	$38.71	$36.68	$35.53
Closing market price	38.69	38.45	37.41	45.83	51.03

Nonperforming asset data as of:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2023	2023	2023	2022	2022

Nonaccrual loans	$5,738	$7,543	$7,397	$4,459	$3,598
Accruing loans 90 days or more past due	—	109	—	331	301
Total nonperforming loans	5,738	7,652	7,397	4,790	3,899
Other real estate owned (OREO)	4,981	3,606	5,258	1,830	1,830
Personal property repossessed	83	32	25	25	—
Total nonperforming assets	$10,802	$11,290	$12,680	$6,645	$5,729

Total nonperforming assets to total assets	0.24%	0.26%	0.30%	0.19%	0.17%
Total nonperforming loans to gross loans	0.16%	0.21%	0.21%	0.16%	0.13%
Allowance for loan losses to nonperforming loans	856.08%	624.93%	617.62%	782.53%	959.68%
Allowance for loan losses to gross loans	1.33%	1.32%	1.31%	1.25%	1.26%

Performing modifications to borrowers experiencing financial difficulty (1)	$29,300	$29,765	$30,359	$30,250	$30,220

(1)   Nonperforming modifications (referred to as troubled debt restructurings, or TDRs, prior to the July 1, 2023 adoption of ASU 2022-02) are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Summary Income Statement Data:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands, except per share data)	2023	2023	2023	2022	2022

Interest income:
Cash equivalents	$49	$229	$1,443	$67	$162
AFS securities and membership stock	5,084	5,118	3,728	1,791	1,655
Loans receivable	52,974	48,936	43,115	36,993	33,180
Total interest income	58,107	54,283	48,286	38,851	34,997
Interest expense:
Deposits	20,440	16,331	13,705	8,594	5,761
Securities sold under agreements to repurchase	—	—	213	—	—
FHLB advances	1,838	1,327	206	1,657	438
Subordinated debt	435	407	395	349	290
Total interest expense	22,713	18,065	14,519	10,600	6,489
Net interest income	35,394	36,218	33,767	28,251	28,508
Provision for credit losses	900	795	10,072	1,138	5,056
Noninterest income:
Deposit account charges and related fees	1,791	2,094	2,089	1,713	1,777
Bank card interchange income	1,345	1,789	1,374	1,079	1,018
Loan late charges	113	131	161	119	122
Loan servicing fees	231	649	265	257	312
Other loan fees	357	1,184	465	612	882
Net realized gains on sale of loans	213	325	132	127	292
Earnings on bank owned life insurance	458	511	368	319	318
Other noninterest income	1,345	2,268	1,430	1,230	793
Total noninterest income	5,853	8,951	6,284	5,456	5,514
Noninterest expense:
Compensation and benefits	12,649	13,162	14,188	9,793	9,752
Occupancy and equipment, net	3,515	3,306	3,024	2,442	2,447
Data processing expense	2,308	2,376	2,505	1,430	1,445
Telecommunications expense	531	552	449	347	331
Deposit insurance premiums	550	760	231	263	215
Legal and professional fees	416	463	2,324	852	411
Advertising	465	698	409	216	449
Postage and office supplies	302	418	331	235	213
Intangible amortization	1,018	1,018	812	402	402
Foreclosed property expenses (gains)	(8)	(185)	280	35	(41)
Other noninterest expense	1,963	2,307	2,439	1,623	1,296
Total noninterest expense	23,709	24,875	26,992	17,638	16,920
Net income before income taxes	16,638	19,499	2,987	14,931	12,046
Income taxes	3,487	3,939	578	3,267	2,443
Net income	13,151	15,560	2,409	11,664	9,603
Less: Distributed and undistributed earnings allocated
to participating securities	57	67	18	52	43
Net income available to common shareholders	$13,094	$15,493	$2,391	$11,612	$9,560

Basic earnings per common share	$1.16	$1.37	$0.22	$1.26	$1.04
Diluted earnings per common share	1.16	1.37	0.22	1.26	1.04
Dividends per common share	0.21	0.21	0.21	0.21	0.21
Average common shares outstanding:
Basic	11,286,000	11,281,000	10,844,000	9,188,000	9,188,000
Diluted	11,298,000	11,286,000	10,858,000	9,210,000	9,210,000

	For the three-month period ended
Quarterly Average Balance Sheet Data:	Sep. 30,	June 30,	Mar. 31,	Dec. 31,	Sep. 30,
(dollars in thousands)	2023	2023	2023	2022	2022

Interest-bearing cash equivalents	$5,479	$8,957	$126,977	$5,026	$28,192
AFS securities and membership stock	462,744	468,879	423,784	275,058	272,391
Loans receivable, gross	3,645,148	3,546,423	3,334,897	2,993,152	2,824,286
Total interest-earning assets	4,113,371	4,024,259	3,885,658	3,273,236	3,124,869
Other assets	284,847	294,886	273,131	179,585	188,584
Total assets	$4,398,218	$4,319,145	$4,158,789	$3,452,821	$3,313,453

Interest-bearing deposits	$3,132,201	$3,094,594	$3,046,163	$2,464,093	$2,433,935
Securities sold under agreements to repurchase	—	—	16,592	—	—
FHLB advances	167,836	125,636	35,645	186,098	83,265
Subordinated debt	23,111	23,790	23,086	23,074	23,061
Total interest-bearing liabilities	3,323,148	3,244,020	3,121,486	2,673,265	2,540,261
Noninterest-bearing deposits	600,202	607,782	608,782	439,114	432,959
Other noninterest-bearing liabilities	24,555	25,765	15,718	11,165	13,283
Total liabilities	3,947,905	3,877,567	3,745,986	3,123,544	2,986,503

Total stockholders’ equity	450,313	441,578	412,803	329,277	326,950

Total liabilities and stockholders’ equity	$4,398,218	$4,319,145	$4,158,789	$3,452,821	$3,313,453

Return on average assets	1.20%	1.44%	0.23%	1.35%	1.16%
Return on average common stockholders’ equity	11.7%	14.1%	2.3%	14.2%	11.7%

Net interest margin	3.44%	3.60%	3.48%	3.45%	3.65%
Net interest spread	2.92%	3.17%	3.11%	3.16%	3.46%

Efficiency ratio	57.5%	55.1%	67.4%	52.3%	49.7%